Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES SOLID THIRD QUARTER RESULTS

INCLUDING CORE LOAN GROWTH AND NET INTEREST MARGIN EXPANSION

Third Quarter 2021 Highlights

•	Net income of $28.4 million, up $2.7 million (10.5%) from 2020 third quarter

•	Earnings per share of $0.76, up $0.07 (10.1%) from 2020 third quarter

•	Loan growth of $64.4 million excluding PPP (up 5.1% annualized) including $37.2 million for commercial loans (up 4.4% annualized) during 2021 third quarter

•	Net interest margin of 3.38% or 3.27% excluding PPP and marks, up 4 and 7 basis points respectively, from second quarter 2021

•	Average deposit costs down 3 basis points to 0.20% from second quarter 2021

•	Allowance to loans ratio of 1.39%, or 1.43% excluding PPP loans, for 2021 third quarter

•	Service fee income of $6.1 million, up $1.3 million (26.3%) from 2020 third quarter

•	Pre-tax pre-provision ROAA of 1.91% for 2021 third quarter

•	ROA, ROE and ROTE of 1.49%, 11.03% and 16.65% for 2021 third quarter

•	Increased dividend $0.01 to $0.28 per share, up 27% year to date

DEFIANCE, OHIO (October 28, 2021) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) today announced 2021 third quarter results. Net income for the third quarter of 2021 was $28.4 million, or $0.76 per diluted common share, compared to $25.7 million, or $0.69 per diluted common share, for the third quarter of 2020. The prior year’s results include the impact of $3.7 million of acquisition-related charges for the three months ended September 30, 2020, which had an after-tax cost of $2.9 million or $0.08 per diluted common share. Net income for the nine months ended September 30, 2021, was $100.7 million, or $2.70 per diluted common share, compared to $32.2 million, or $0.91 per diluted common share, for the nine months ended September 30, 2020. The nine-month year-over-year comparison is substantially impacted by the acquisition of United Community Financial Corp. (“UCFC”) on January 31, 2020, with the prior year’s provision expense of $51.0 million that included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.58 per diluted common share. The nine months of 2021 included a provision recovery of $9.1 million, which had an after-tax benefit of $7.2 million, or $0.19 per diluted common share, and no acquisition impact. Additionally, the prior year’s nine-month results include the impact of $17.3 million of acquisition-related charges, which had an after-tax cost of $14.0 million, or $0.39 per diluted common share. Excluding the impact of the acquisition-related provision and charges, earnings for the first nine months of 2020 were $66.8 million, or $1.88 per diluted common share.

“We are very pleased to report our second consecutive quarter of strong loan growth at 5.1% annualized,” said Gary Small, President and CEO of Premier. “Core commercial, residential mortgage, and consumer each contributed over 4.4% for the period. Commercial and consumer new business pipelines are at their highest level for the year with businesses expressing labor constraints as more of a concern than supply chain challenges at this point. Household deposits remain elevated and consumer loan delinquency continues to track at all-time lows. Clients are well positioned as we head into the upcoming holiday season.”

Business client support efforts

As a part of the CARES Act, the Small Business Administration created the Paycheck Protection Program (“PPP”) to provide small businesses with loans as a direct incentive to keep their workers on the payroll. Premier Bank actively participated in PPP for clients and made 2,880 loans for a total of $443.3 million during the year ended December 31, 2020. Total gross fees for these loans equaled $14.8 million. To date, Premier Bank has recognized $14.7 million as loan interest income, including $0.9 million and $8.5 million during the three and nine months ended September 30, 2021, respectively. Additionally, a total of $433.3 million in loans have been extinguished to date, including $83.7 million and $376.9 million during the three and nine months ended September 30, 2021, respectively.

Beginning in January 2021, Premier Bank participated in the second round of PPP lending and made 2,231 loans for a total of $193.6 million during the nine months ended September 30, 2021. Total gross fees for these loans were $7.8 million and Premier Bank has recognized $2.7 million and $3.2 million in loan interest income during the three and nine months ended September 30, 2021, respectively. Additionally, a total of $59.6 million in loans have been extinguished to date, all during the three months ended September 30, 2021. Total PPP loans were $143.9 million at September 30, 2021.

Net interest income up compared to third quarter of 2020

Net interest income of $57.0 million in the third quarter of 2021 was up from $53.3 million in the third quarter of 2020. The increase over the prior year’s third quarter was attributable to growth in interest-earning assets, PPP fees and a 23 basis point decrease in average costs of funds. Net interest margin was 3.38% for the third quarter of 2021, up from 3.34% in the second quarter of 2021, but down from 3.45% in the third quarter of 2020. Yield on interest earning assets increased to 3.61% in the third quarter of 2021, up 2 basis points from 3.59% in the second quarter of 2021. The improvement from second quarter to third quarter was primarily due to $64.4 million of non-PPP loan growth (5.1% annualized). Total cost of funds decreased 2 basis points in the third quarter of 2021 to 0.24% from the second quarter of 2021, while the total cost of interest-bearing liabilities decreased 4 basis points to 0.32%. The 2021 third quarter results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $0.6 million of accretion and interest expense includes $0.3 million of accretion, which combined added 5 basis points of net interest margin. The third quarter results also include the impact of PPP loans. Interest income includes $2.9 million on average balances of $219.4 million, which increased net interest margin by 6 basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin would be 3.27% for the third quarter of 2021 compared to 3.20% for the second quarter of 2021 and 3.41% for the third quarter of 2020.

“Net interest margin stabilized during the quarter with 3.27% core margin reflecting a 7 basis point improvement versus second quarter,” said Small. “We made progress on all fronts during the quarter with lower cost of funds, lower cost of interest bearing deposits, and higher yields. While some additional improvement in funding costs may contribute to net interest margin growth in the near term, our loan portfolio growth and efficient management of the securities portfolio will drive our net interest income performance longer term.”

Non-interest income down from third quarter of 2020

Premier’s non-interest income in the third quarter of 2021 was $18.3 million compared with $25.0 million in the third quarter of 2020. Total mortgage banking income decreased to $6.2 million in the third quarter of 2021 from $12.0 million in the third quarter of 2020. Mortgage gains decreased to $5.4 million in the third quarter of 2021 from $13.8 million in the third quarter of 2020 but increased from $2.7 million in the second quarter of 2021. Total mortgage loan production has been consistently strong compared to prior year, while gains have declined primarily due to compressed margins and less favorable marks on the in-process portfolio. The increase from the prior quarter was primarily due to the expected improvement in saleable mix. Mortgage loan servicing revenue of $1.9 million in the third quarter of 2021 was consistent with $1.9 million in the third quarter of 2020. Amortization of mortgage servicing rights decreased to $1.8 million in the third quarter of 2021 from $2.0 million in the third quarter of 2020. Premier also had a positive change in the valuation adjustment for mortgage servicing assets of $0.8 million in the third quarter of 2021 compared with a negative adjustment of $1.7 million in the third quarter of 2020. This item closely follows the trend in USTN-10, which increased 7 basis points during the quarter to 1.52% at September 30, 2021.

For the third quarter of 2021, service fees and other charges were $6.1 million, up 26% from $4.8 million in the third quarter of 2020 primarily due to higher ATM and interchange related fees. This was mostly offset by a combined $1.0 million decrease in wealth management, insurance commissions and other income. Securities gains were $0.3 million in the third quarter of 2021 compared to a gain of $1.5 million in the third quarter of 2020, which included $1.4 million from a transaction completed to offset a $1.4 million FHLB prepayment penalty in other expenses noted below. BOLI income increased $0.1 million from the third quarter of 2020 primarily due to a $20 million premium purchase during the third quarter of 2021.

“Residential mortgage fee income returned to more typical levels in the third quarter and brought our year to date performance in line with our expectations for the year,” said Small. “Mortgage origination activity remained strong for the quarter with a better mix of salable production.”

Core non-interest expenses up from third quarter of 2020

Total non-interest expense was $39.0 million in the third quarter of 2021, down from $43.6 million in the third quarter of 2020, but up from $38.4 million excluding $3.7 million of acquisition related charges and $1.4 million FHLB prepayment penalty. Compensation and benefits increased to $23.4 million in the third quarter of 2021, compared to $20.2 million in the third quarter of 2020. Occupancy expense was $3.7 million in the third quarter of 2021, down from $4.0 million in the third quarter of 2020. Data processing cost was $3.4 million in the third quarter of 2021, down from $4.3 million in the third quarter of 2020. Amortization of intangibles was $1.5 million in the third quarter of 2021, down from $1.7 million in the third quarter of 2020. Other non-interest expense was $5.2 million in the third quarter of 2021, down from $7.1 million in the third quarter of 2020, or down from $5.7 million excluding $1.4 million of prepayment penalties from the early extinguishment of $30 million of fixed rate FHLB advances that had a weighted average rate of 2.0%.

Credit quality

Non-performing assets totaled $60.1 million, or 0.81% of assets, at September 30, 2021, an increase from $41.3 million at June 30, 2021, and an increase from $48.3 million at September 30, 2020. The increase during the third quarter was primarily due to a single commercial credit relationship. Accruing troubled debt restructured loans were $6.5 million at September 30, 2021, compared with $8.5 million at September 30, 2020. Loan delinquencies increased to $11.2 million, or 0.2% of loans, at September 30, 2021, from $9.9 million at June 30, 2021, but decreased from $20.9 million at September 30, 2020.

The 2021 third quarter results include net loan recoveries of $0.3 million and a total provision expense of $1.8 million compared with net loan charge-offs of $3.3 million and a total provision expense of $2.8 million for the same period in 2020. The allowance for credit losses on loans as a percentage of total loans was 1.39% at September 30, 2021, or 1.43% excluding PPP loans, compared with 1.33% at June 30, 2021, or 1.37% excluding PPP loans, and 1.63%, or 1.77% excluding PPP loans, at September 30, 2020. The continued economic improvement after the 2020 pandemic-related downturn led to the year-over-year decrease in the provision expense and allowance percentages. As of September 30, 2021, Premier Bank had no pandemic-related deferrals, down from one retail loan for $13,000 at June 30, 2021.

“The increase in provision expense and allowance percentages from the prior quarter was primarily due to the establishment of a specific reserve for a single non-performing commercial credit, partially offset by improvements in the remainder of the portfolio,” said Paul Nungester, CFO of Premier. “We are comfortable with an all-in reserve coverage level of 1.57% excluding PPP loans and including unamortized purchase accounting marks.”

Year to date results

For the nine-month period ended September 30, 2021, net income totaled $100.7 million, or $2.70 per diluted common share, compared to $32.2 million, or $0.91 per diluted common share for the nine months ended September 30, 2020. Results for the 2020 period included eight months of income and expenses from UCFC compared to nine months in 2021. The year-over-year comparison is also substantially impacted by the prior year’s provision expense of $49.3 million, which included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.58 per diluted common share. The 2021 period included a provision credit of $9.1 million, which had an after-tax benefit of $7.2 million, or $0.19 per diluted common share, and no acquisition impact. Additionally, the prior year’s results include the impact of $17.3 million of acquisition-related charges, which had an after-tax cost of $14.0 million, or $0.39 per diluted common share. Excluding the impact of acquisition-related provision and charges, earnings for the first nine months of 2020 were $66.8 million, or $1.88 per diluted common share.

Net interest income was $170.2 million for the first nine months of 2021 compared with $153.0 million in the first nine months of 2020. Average interest-earning assets increased to $6.7 billion in the first nine months of 2021 compared to $5.8 billion in the first nine months of 2020. Net interest margin for the first nine months of 2021 was 3.39%, down 15 basis points from the 3.54% margin reported in the nine-month period ended September 30, 2020. Results include the impact of acquisition marks and related accretion for the UCFC acquisition. For the first nine months of 2021, interest income includes $3.2 million of accretion and interest expense includes $1.0 million of accretion, which combined added 9 basis points of net interest margin. The results in the first nine months of 2021 also include the impact of PPP loans. Interest income includes $11.9 million on average balances of $343.7 million, which increased net interest margin by 7 basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin was 3.23% for the first nine months of 2021 compared to 3.44% for the first nine months of 2020.

Non-interest income for the first nine months of 2021 was $62.1 million compared to $62.0 million during the same period of 2020. Service fees and other charges were $17.8 million for the first nine months of 2021, up from $15.6 million during the same period of 2020. Mortgage banking income was $18.9 million for the first nine months of 2021, down from $22.8 million during the same period of 2020. Insurance commissions were $12.4 million for the first nine months of 2021 compared with $12.9 million for the same period of 2020. Wealth management income was $4.6 million for the first nine months of 2021, up from $4.4 million during the same period of 2020. Securities gains were $3.0 million for the first nine months of 2021 compared to $1.5 million for the same period in 2020. Approximately $2.2 million of the 2021 gain was related to the sale of securities where the Company took advantage of pricing to realize gains and reinvested in a mix of new securities that will generate the higher income over the next three years. The other $0.8 million was related to unrealized gains on our trading securities due to the improved market for these financial institution equities. BOLI income increased to $3.0 million in the first nine months of 2021, including $0.3 million of claim gains, compared to $2.5 million and no claim gains in the first nine months of 2020. Other non-interest income for the first nine months of 2021 was $2.4 million compared to $2.3 million in 2020.

Non-interest expense was $116.2 million for the first nine months of 2021 compared to $123.9 million, or $105.2 million excluding acquisition-related charges and FHLB prepayment penalties, for the same period of 2020. Compensation and benefits expense was $66.4 million for the first nine months of 2021 compared with $57.3 million during the same period of 2020. Expenses also included net decreases of $1.1 million for occupancy, FDIC insurance premiums, financial institution taxes, data processing and amortization of intangibles and an increase of $1.7 million for other expenses.

Total assets at $7.47 billion

Total assets at September 30, 2021, were $7.47 billion compared to $7.59 billion at June 30, 2021, and $6.97 billion at September 30, 2020. Gross loans receivable (including loans held for sale) were $5.45 billion at September 30, 2021, compared to $5.55 billion at June 30, 2021, and $5.68 billion at September 30, 2020. At September 30, 2021, gross loans receivable decreased $230.5 million from a year ago due to a $299.3 million decrease in PPP loans. Excluding PPP, loans grew $68.8 million organically, or 1.3% from a year ago. Commercial loans excluding PPP increased $88.2 million from September 30, 2020, to 2021, or 2.6%, despite a $23.3 million decrease in lines of credit. Securities at September 30, 2021, were $1.26 billion compared to $1.29 billion at June 30, 2021, and $579.2 million at September 30, 2020. Also, at September 30, 2021, goodwill and other intangible assets totaled $343.6 million compared to $345.1 million at June 30, 2021, and $350.0 million at September 30, 2020, with the decrease attributable to intangibles amortization.

Total deposits at September 30, 2021, were $6.25 billion compared with $6.29 billion at June 30, 2021, and $5.80 billion at September 30, 2020. At September 30, 2021, total deposits grew $452.9 million organically, or 7.8% from a year ago.

Total stockholders’ equity was $1.03 billion at September 30, 2021, compared to $1.03 billion at June 30, 2021, and $959.0 million at September 30, 2020. The increase in stockholders’ equity from the prior year was primarily due to net earnings. The Company also completed the repurchase of 206,285 common shares for $6.0 million during the third quarter of 2021. At September 30, 2021, 1,628,149 common shares remained available for repurchase under the Company’s existing authorization.

Dividend to be paid November 19

The Board of Directors declared a quarterly cash dividend of $0.28 per common share payable November 19, 2021, to shareholders of record at the close of business on November 12, 2021. The dividend represents an annual dividend of 3.44 percent based on the Premier common stock closing price on October 27, 2021. Premier has approximately 36,978,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Friday, October 29, 2021, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-877-444-1726. Internet access to the call is also available (in listen-only mode) at the following URL: https://services.choruscall.com/links/pfc211029.html. The replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 12 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: impacts from the novel coronavirus (COVID-19) pandemic on the economy, financial markets, our customers, and our business and results of operation; changes in interest rates; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier operates; increasing competition for financial products from other financial institutions and nonbank financial technology companies; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2020, the Form 10-K/A filed September 28, 2021 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its September 30, 2021, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net income as net income excluding the after-tax impact of acquisition related charges. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of acquisition related charges. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for one-time acquisition related charges. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)
Premier Financial Corp.

	September 30,	December 31,
(in thousands)	2021	2020
Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$63,480	$79,593
Interest-bearing deposits	51,614	79,673

	115,094	159,266
Available-for sale, carried at fair value	1,250,087	736,654
Trading securities, carried at fair value	12,965	1,090

Securities investments	1,263,052	737,744
Loans	5,269,566	5,491,240
Allowance for credit losses - loans	(73,217)	(82,079)

Loans, net	5,196,349	5,409,161
Loans held for sale	178,490	221,616
Mortgage servicing rights	19,105	13,153
Accrued interest receivable	22,994	25,434
Federal Home Loan Bank stock	11,585	16,026
Bank Owned Life Insurance	166,866	144,784
Office properties and equipment	56,073	58,665
Real estate and other assets held for sale	261	343
Goodwill	317,948	317,948
Core deposit and other intangibles	25,612	30,337
Other assets	94,889	77,257

Total Assets	$7,468,318	$7,211,734

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,618,769	$1,597,262
Interest-bearing deposits	4,629,889	4,450,579

Total deposits	6,248,658	6,047,841
Advances from FHLB and PPPLF	—	—
Notes payable and other interest-bearing liabilities	18,812	—
Subordinated debentures	84,944	84,860
Advance payments by borrowers for tax and insurance	19,495	21,748
Reserve for credit losses - unfunded commitments	5,838	5,350
Other liabilities	58,702	69,659

Total Liabilities	6,436,449	6,229,458
Stockholders’ Equity
Preferred stock	—	—
Common stock, net	306	306
Additional paid-in-capital	690,783	689,390
Accumulated other comprehensive income (loss)	1,609	15,004
Retained earnings	428,518	356,414
Treasury stock, at cost	(89,347)	(78,838)

Total Stockholders’ Equity	1,031,869	982,276

Total Liabilities and Stockholders’ Equity	$7,468,318	$7,211,734

Consolidated Statements of Income (Unaudited)
Premier Financial Corp.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Interest Income:
Loans	$55,443	$57,134	$168,781	$167,390
Investment securities	5,325	2,848	13,999	8,489
Interest-bearing deposits	33	82	142	391
FHLB stock dividends	60	95	175	861

Total interest income	60,861	60,159	183,097	177,131
Interest Expense:
Deposits	3,144	6,555	10,867	21,761
FHLB advances and other	11	168	23	1,690
Subordinated debentures	671	158	2,040	610
Notes Payable	—	7	—	32

Total interest expense	3,826	6,888	12,930	24,093

Net interest income	57,035	53,271	170,167	153,038
Provision (benefit) for credit losses - loans	1,594	3,658	(9,549)	49,312
Provision (benefit) for credit losses - unfunded commitments	226	(864)	488	1,702

Total provision (benefit) for credit losses	1,820	2,794	(9,061)	51,014

Net interest income after provision	55,215	50,477	179,228	102,024
Non-interest Income:
Service fees and other charges	6,067	4,805	17,817	15,601
Mortgage banking income	6,175	12,047	18,865	22,763
Gain on sale of non-mortgage loans	—	—	—	234
Gain (loss) on sale of available for sale securities	233	1,466	2,218	1,464
Gain (loss) on trading securities	20	14	822	14
Insurance commissions	3,461	3,715	12,401	12,875
Wealth management income	1,321	1,458	4,644	4,351
Income from Bank Owned Life Insurance	947	841	2,975	2,460
Other non-interest income	90	654	2,391	2,251

Total Non-interest Income	18,314	25,000	62,133	62,013
Non-interest Expense:
Compensation and benefits	23,355	20,172	66,399	57,331
Occupancy	3,693	3,989	11,642	11,848
FDIC insurance premium	695	1,469	2,115	2,372
Financial institutions tax	1,187	1,116	3,553	3,066
Data processing	3,387	4,289	10,103	11,135
Amortization of intangibles	1,528	1,726	4,725	4,781
Acquisition related charges	—	3,711	—	17,295
Other non-interest expense	5,200	7,091	17,686	16,028

Total Non-interest Expense	39,045	43,563	116,223	123,856

Income (loss) before income taxes	34,484	31,914	125,138	40,181
Income tax expense (benefit)	6,124	6,259	24,397	7,951

Net Income (Loss)	$28,360	$25,655	$100,741	$32,230

Earnings (loss) per common share:
Basic	$0.76	$0.69	$2.70	$0.91
Diluted	$0.76	$0.69	$2.70	$0.91
Average Shares Outstanding:
Basic	37,100	37,297	37,226	35,423
Diluted	37,185	37,334	37,311	35,482

Premier Financial Corp.
Financial Summary and Comparison (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(dollars in thousands, except per share data)	2021	2020	% change	2021	2020	% change
Summary of Operations
Tax-equivalent interest income (2)	$61,117	$60,418	1.2	$183,860	$177,898	3.4
Interest expense	3,826	6,888	(44.5)	12,930	24,093	(46.3)
Tax-equivalent net interest income (2)	57,291	53,530	7.0	170,930	153,805	11.1
Provision (benefit) for credit losses	1,820	2,794	(34.9)	(9,061)	51,014	(117.8)
Core provision (benefit) for credit losses (4)	1,820	2,794	(34.9)	(9,061)	25,065	(136.2)
Investment securities gains (losses)	253	1,480	NM	3,040	1,478	NM
Non-interest income (excluding securities gains/losses)	18,061	23,520	(23.2)	59,093	60,535	(2.4)
Non-interest expense	39,045	43,563	(10.4)	116,223	123,856	(6.2)
Core non-interest expense (4)	39,045	38,445	1.6	116,223	105,154	10.5
Income tax expense (benefit)	6,124	6,259	(2.2)	24,397	7,951	206.8
Net income (loss)	28,360	25,655	10.5	100,741	32,230	212.6
Core net income (4)	28,360	28,587	(0.8)	100,741	66,771	50.9
Tax equivalent adjustment (2)	256	259	(1.2)	763	767	(0.5)

At Period End
Assets	7,468,318	6,974,953	7.1
Earning assets	6,774,307	6,340,132	6.8
Loans	5,269,566	5,470,548	(3.7)
Allowance for credit losses - loans	73,217	88,917	(17.7)
Deposits	6,248,658	5,795,757	7.8
Stockholders’ equity	1,031,869	959,025	7.6

Average Balances
Assets	7,529,100	6,935,783	8.6	7,473,203	6,437,886	16.1
Earning assets	6,773,021	6,211,267	9.0	6,730,807	5,787,134	16.3
Loans	5,416,696	5,555,621	(2.5)	5,513,285	5,095,167	8.2
Deposits and interest-bearing liabilities	6,422,455	5,901,652	8.8	6,384,654	5,457,179	17.0
Deposits	6,317,229	5,738,006	10.1	6,282,862	5,162,952	21.7
Stockholders’ equity	1,020,206	927,506	10.0	1,000,047	881,932	13.4
Stockholders’ equity / assets	13.55%	13.37%	1.3	13.38%	13.70%	(2.3)

Per Common Share Data
Net Income (Loss)
Basic	$0.76	$0.69	10.1	$2.70	$0.91	196.7
Diluted	0.76	0.69	10.1	2.70	0.91	196.7
Core diluted (4)	0.76	0.77	(1.3)	2.70	1.88	43.6
Dividends Paid	0.27	0.22	22.7	0.77	0.66	16.7
Market Value:
High	$32.72	$21.24	54.0	$35.90	$32.05	12.0
Low	25.80	14.74	75.0	22.23	10.98	102.5
Close	31.84	15.58	104.4	31.84	15.58	104.4
Common Book Value	27.90	25.71	8.5	27.90	25.71	8.5
Tangible Common Book Value (1)	18.61	16.33	14.0	18.61	16.33	14.0
Shares outstanding, end of period (000s)	36,978	37,297	(0.9)	36,978	37,297	(0.9)

Performance Ratios (annualized)
Tax-equivalent net interest margin (2)	3.38%	3.45%	(2.0)	3.39%	3.54%	(4.2)
Return on average assets	1.49%	1.49%	0.3	1.80%	0.67%	169.0
Core return on average assets (4)	1.49%	1.64%	(8.9)	1.80%	1.39%	30.1
Return on average equity	11.03%	11.12%	(0.8)	13.47%	4.88%	176.0
Core return on average equity (4)	11.03%	12.26%	(10.1)	13.47%	10.11%	33.2
Return on average tangible equity	16.65%	17.71%	(6.0)	20.59%	7.70%	167.6
Core return on average tangible equity (4)	16.65%	19.73%	(15.6)	20.59%	15.99%	28.8
Efficiency ratio (3)	51.82%	56.54%	(8.4)	50.53%	57.78%	(12.6)
Core efficiency ratio (4)	51.82%	49.90%	3.8	50.53%	49.06%	3.0
Effective tax rate	17.76%	19.61%	(9.4)	19.50%	19.79%	(1.5)
Dividend payout ratio (core)	35.53%	28.57%	24.3	28.52%	35.11%	(18.8)

Note: Year-to-date 2020 results include eight months of operations from UCFC compared to nine for comparable period in 2021.

(1)	Tangible common book value = total stockholders’ equity less the sum of goodwill, core deposit and other intangibles, and preferred stock divided by shares outstanding at the end of the period.
(2)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(3)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(4)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.
NM	Percentage change not meaningful

Premier Financial Corp.
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Mortgage Banking Summary	2021	2020	2021	2020
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$5,353	$13,781	$13,663	$30,213
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,861	1,898	5,665	5,379
Amortization of mortgage servicing rights	(1,822)	(1,959)	(6,119)	(5,302)
Mortgage servicing rights valuation adjustments	783	(1,673)	5,656	(7,527)

	822	(1,734)	5,202	(7,450)

Total revenue from sale and servicing of mortgage loans	$6,175	$12,047	$18,865	$22,763

Mortgage servicing rights:
Balance at beginning of period	$21,682	$21,034	$21,666	$10,801
Loans sold, servicing retained	2,103	2,463	6,415	6,292
Mortgage servicing rights acquired	—	—	—	9,747
Amortization	(1,822)	(1,959)	(6,119)	(5,302)

Carrying value before valuation allowance at end of period	21,963	21,538	21,962	21,538
Valuation allowance:
Balance at beginning of period	(3,641)	(6,388)	(8,513)	(534)
Impairment recovery (charges)	783	(1,673)	5,656	(7,527)

Balance at end of period	(2,858)	(8,061)	(2,857)	(8,061)

Net carrying value at end of period	$19,105	$13,477	$19,105	$13,477

COVID-19 Deferrals Update	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Commercial loan deferrals	$—	$—	$32,370	$46,038	$434,554	$739,632
% of commercial loans	0.0%	0.0%	0.8%	1.2%	11.4%	19.7%
% of total loans	0.0%	0.0%	0.6%	0.8%	7.9%	13.5%
Retail loan deferrals	$—	$13	$3,414	$7,412	$48,187	$73,266
% of retail loans	0.0%	0.0%	0.2%	0.4%	2.9%	4.3%
% of total loans	0.0%	0.0%	0.1%	0.1%	0.9%	1.3%
Total loan deferrals	$—	$13	$35,784	$53,450	$482,741	$812,898
% of total loans	0.0%	0.0%	0.7%	1.0%	8.8%	14.9%

Note: Year-to-date 2020 results include eight months of operations from UCFC compared to nine for comparable periods in 2021.

Premier Financial Corp.
Yield Analysis

	Three Months Ended September 30,
	(dollars in thousands)
	2021			2020
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$5,416,696	$55,444	4.09%	$5,555,621	$57,158	4.12%
Securities	1,273,148	5,580	1.75%	552,458	3,083	2.23	% (3)
Interest Bearing Deposits	71,276	33	0.19%	65,551	82	0.50%
FHLB stock	11,901	60	2.02%	37,637	95	1.01%

Total interest-earning assets	6,773,021	61,117	3.61%	6,211,267	60,418	3.89%
Non-interest-earning assets	756,079			724,516

Total assets	$7,529,100			$6,935,783

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,649,462	$3,144	0.27%	$4,285,287	$6,555	0.61%
FHLB advances and other	20,098	11	0.22%	120,417	168	0.56%
Subordinated debentures	84,924	671	3.16%	36,613	158	1.73%
Notes payable	204	—	0.75%	6,616	7	0.42%

Total interest-bearing liabilities	4,754,688	3,826	0.32%	4,448,933	6,888	0.62%
Non-interest bearing deposits	1,667,767	—	—	1,452,719	—	—

Total including non-interest-bearing deposits	6,422,455	3,826	0.24%	5,901,652	6,888	0.47%
Other non-interest-bearing liabilities	86,439			106,625

Total liabilities	6,508,894			6,008,277
Stockholders’ equity	1,020,206			927,506

Total liabilities and stockholders’ equity	$7,529,100			$6,935,783

Net interest income; interest rate spread		$57,291	3.29%		$53,530	3.27%

Net interest margin (4)			3.38%			3.45%

Average interest-earning assets to average interest bearing liabilities			142%			140%

	Nine Months Ended September 30,
	2021			2020
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$5,513,285	$168,810	4.08%	$5,095,167	$167,463	4.38%
Securities	1,098,478	14,733	1.79%	514,979	9,183	2.38	% (3)
Interest Bearing Deposits	107,381	142	0.18%	131,384	391	0.40%
FHLB stock	11,663	175	2.00%	45,604	861	2.52%

Total interest-earning assets	6,730,807	183,860	3.64%	5,787,134	177,898	4.10%
Non-interest-earning assets	742,396			650,752

Total assets	$7,473,203			$6,437,886

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,612,354	$10,867	0.31%	$3,929,881	$21,761	0.74%
FHLB advances and other	16,828	23	0.18%	249,889	1,690	0.90%
Subordinated debentures	84,895	2,040	3.20%	36,261	610	2.24%
Notes payable	69	—	0.75%	8,077	32	0.53%

Total interest-bearing liabilities	4,714,146	12,930	0.37%	4,224,108	24,093	0.76%
Non-interest bearing deposits	1,670,508	—	—	1,233,071	—	—

Total including non-interest-bearing deposits	6,384,654	12,930	0.27%	5,457,179	24,093	0.59%
Other non-interest-bearing liabilities	88,502			98,775

Total liabilities	6,473,156			5,555,954
Stockholders’ equity	1,000,047			881,932

Total liabilities and stockholders’ equity	$7,473,203			$6,437,886

Net interest income; interest rate spread		$170,930	3.27%		$153,805	3.34%

Net interest margin (4)			3.39%			3.54%

Average interest-earning assets to average interest bearing liabilities			143%			137%

Note: Year-to-date 2020 results include eight months of operations from UCFC compared to nine for comparable period in 2021.

(1)

Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(2)	Annualized.
(3)	Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4)	Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Premier Financial Corp.
Selected Quarterly Information

(dollars in thousands, except per share data)	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020
Summary of Operations
Tax-equivalent interest income (1)	$61,117	$61,134	$61,609	$61,067	$60,418
Interest expense	3,826	4,245	4,859	5,849	6,888
Tax-equivalent net interest income (1)	57,291	56,889	56,750	55,218	53,530
Provision (benefit) for credit losses	1,820	(3,919)	(6,963)	(6,764)	2,794
Core provision (benefit) for credit losses (3)	1,820	(3,919)	(6,963)	(6,764)	2,794
Investment securities gains (losses)	253	661	2,126	76	1,480
Non-interest income (excluding securities gains/losses)	18,061	16,884	24,149	18,594	23,520
Non-interest expense	39,045	38,375	38,803	41,313	43,563
Core non-interest expense (3)	39,045	38,375	38,803	39,123	38,445
Income tax expense (benefit)	6,124	8,323	9,952	8,240	6,259
Net income (loss)	28,360	31,385	40,996	30,848	25,655
Core net income (3)	28,360	31,385	40,996	32,577	28,587
Tax equivalent adjustment (1)	256	270	237	251	259

At Period End
Total assets	$7,468,318	$7,593,720	$7,530,462	$7,211,734	$6,974,953
Earning assets	6,774,307	6,920,008	6,852,357	6,546,299	6,340,132
Loans	5,269,566	5,348,400	5,459,683	5,491,240	5,470,548
Allowance for loan losses	73,217	71,367	74,754	82,079	88,917
Deposits	6,248,658	6,291,459	6,351,919	6,047,841	5,795,757
Stockholders’ equity	1,031,869	1,027,703	998,186	982,276	959,025
Stockholders’ equity / assets	13.82%	13.53%	13.26%	13.62%	13.75%
Goodwill	317,948	317,948	317,948	317,948	317,948

Average Balances
Total assets	$7,529,100	$7,549,531	$7,338,886	$7,089,060	$6,935,783
Earning assets	6,773,021	6,806,275	6,611,343	6,363,306	6,211,267
Loans	5,416,696	5,495,782	5,629,715	5,609,116	5,555,621
Deposits and interest-bearing liabilities	6,422,455	6,454,731	6,275,160	6,044,049	5,901,652
Deposits	6,317,229	6,339,673	6,190,292	5,956,550	5,738,006
Stockholders’ equity	1,020,206	1,006,757	972,653	946,223	927,506
Stockholders’ equity / assets	13.55%	13.34%	13.25%	13.35%	13.37%

Per Common Share Data
Net Income (Loss):
Basic	$0.76	$0.84	$1.10	$0.83	$0.69
Diluted	0.76	0.84	1.10	0.82	0.69
Core diluted (3)	0.76	0.84	1.10	0.87	0.77
Dividends Paid	0.27	0.26	0.24	0.22	0.22
Market Value:
High	$32.72	$33.97	$35.90	$23.49	$21.24
Low	25.80	27.76	22.23	14.90	14.74
Close	31.84	28.41	33.26	23.00	15.58
Common Book Value	27.90	27.64	26.78	26.34	25.71
Shares outstanding, end of period (000s)	36,978	37,178	37,275	37,291	37,297

Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.38%	3.34%	3.43%	3.47%	3.47%
Return on average assets	1.49%	1.67%	2.27%	1.73%	1.49%
Core return on average assets (3)	1.49%	1.67%	2.27%	1.83%	1.64%
Return on average equity	11.03%	12.50%	17.09%	12.97%	11.12%
Core return on average equity (3)	11.03%	12.50%	17.09%	13.70%	12.26%
Return on average tangible equity	16.65%	19.05%	26.60%	20.37%	17.71%
Core return on average tangible equity (3)	16.65%	19.05%	26.60%	21.51%	19.73%
Efficiency ratio (2)	51.82%	52.02%	47.96%	55.97%	56.54%
Core efficiency ratio (3)	51.82%	52.02%	47.96%	53.00%	49.90%
Effective tax rate	17.76%	20.96%	19.53%	21.08%	19.61%
Common dividend payout ratio (core)	35.53%	30.95%	21.82%	25.29%	28.57%

(1)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(3)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.

Premier Financial Corp.
Selected Quarterly Information

(dollars in thousands, except per share data)	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020
Loan Portfolio Composition
One to four family residential real estate	$1,129,877	$1,138,433	$1,168,559	$1,201,051	$1,194,940
Construction	885,586	830,822	749,190	667,649	580,060
Commercial real estate	2,389,759	2,405,653	2,402,067	2,383,001	2,328,944
Commercial	952,729	1,051,972	1,172,910	1,202,353	1,263,565
Consumer finance	125,163	118,526	117,539	120,729	128,995
Home equity and improvement	264,140	261,842	257,764	272,701	281,010

Total loans	5,747,254	5,807,248	5,868,029	5,847,484	5,777,514
Less:
Undisbursed loan funds	481,434	458,156	405,983	355,065	300,174
Deferred loan origination fees	(3,746)	692	2,363	1,179	6,792
Allowance for credit losses - loans	73,217	71,367	74,754	82,079	88,917

Net Loans	$5,196,349	$5,277,033	$5,384,929	$5,409,161	$5,381,631

Allowance for credit losses - loans
Beginning allowance	$71,367	$74,754	$82,079	$88,917	$88,555
Provision (benefit) for credit losses - loans	1,594	(3,631)	(7,514)	(6,158)	3,658
Net recoveries (charge-offs)	256	244	189	(680)	(3,296)

Ending allowance	$73,217	$71,367	$74,754	$82,079	$88,917

Credit Quality
Total non-performing loans (1)	$59,865	$41,296	$49,298	$51,682	$48,360
Real estate owned (REO)	261	45	53	343	521

Total non-performing assets (2)	$60,126	$41,341	$49,351	$52,025	$48,881

Net charge-offs (recoveries)	(256)	(244)	(189)	680	3,296
Restructured loans, accruing (3)	6,503	5,939	6,068	7,173	8,499
Allowance for credit losses - loans / loans	1.39%	1.33%	1.37%	1.49%	1.63%
Allowance for credit losses - loans / non-performing assets	121.77%	172.63%	151.47%	157.77%	181.90%
Allowance for credit losses - loans / non-performing loans	122.30%	172.82%	151.64%	158.82%	183.90%
Non-performing assets / loans plus REO	1.14%	0.77%	0.90%	0.95%	0.89%
Non-performing assets / total assets	0.81%	0.54%	0.66%	0.73%	0.70%
Net charge-offs / average loans (annualized)	-0.02%	-0.02%	-0.01%	0.05%	0.24%

Deposit Balances
Non-interest-bearing demand deposits	$1,618,769	$1,649,664	$1,728,895	$1,597,262	$1,436,807
Interest-bearing demand deposits and money market	2,962,032	2,890,769	2,806,271	2,627,669	2,511,263
Savings deposits	786,929	777,862	761,899	700,480	674,354
Retail time deposits less than $250,000	692,224	720,317	842,624	912,006	975,658
Retail time deposits greater than $250,000	188,704	252,847	212,230	210,424	197,675

Total deposits	$6,248,658	$6,291,459	$6,351,919	$6,047,841	$5,795,757

(1)	Non-performing loans consist of non-accrual loans.
(2)	Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(3)	Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.

Premier Financial Corp.

Loan Delinquency Information

(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total
September 30, 2021
One to four family residential real estate	$1,129,877	$1,115,076	$5,663	0.5%	$9,138	0.8%
Construction	885,586	884,265	1,321	0.1%	—	0.0%
Commercial real estate	2,389,759	2,367,760	146	0.0%	21,853	0.9%
Commercial	952,729	928,321	442	0.0%	23,966	2.5%
Consumer finance	125,163	121,580	1,792	1.4%	1,791	1.4%
Home equity and improvement	264,140	259,175	1,848	0.7%	3,117	1.2%

Total loans	$5,747,254	$5,676,177	$11,212	0.2%	$59,865	1.0%

June 30, 2021
One to four family residential real estate	$1,138,433	$1,122,060	$5,757	0.5%	$10,616	0.9%
Construction	830,822	830,242	580	0.1%	—	0.0%
Commercial real estate	2,405,653	2,388,082	53	0.0%	17,518	0.7%
Commercial	1,051,972	1,044,265	—	0.0%	7,707	0.7%
Consumer finance	118,526	115,169	1,530	1.3%	1,827	1.5%
Home equity and improvement	261,842	256,259	1,955	0.7%	3,628	1.4%

Total loans	$5,807,248	$5,756,077	$9,875	0.2%	$41,296	0.7%

September 30, 2020
One to four family residential real estate	$1,194,940	$1,173,175	$10,562	0.9%	$11,203	0.9%
Construction	580,060	578,110	1,587	0.3%	363	0.1%
Commercial real estate	2,328,944	2,305,223	703	0.0%	23,018	1.0%
Commercial	1,263,565	1,253,474	212	0.0%	9,879	0.8%
Consumer finance	128,995	125,260	2,682	2.1%	1,053	0.8%
Home equity and improvement	281,010	273,041	5,125	1.8%	2,844	1.0%

Total loans	$5,777,514	$5,708,283	$20,871	0.4%	$48,360	0.8%

Loan Risk Ratings Information

(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total
September 30, 2021
One to four family residential real estate	$1,117,055	$1,107,787	$1,315	0.1%	$7,953	0.7%
Construction	885,586	866,054	19,532	2.2%	—	0.0%
Commercial real estate	2,379,734	2,220,881	117,068	4.9%	41,785	1.8%
Commercial	944,202	903,626	20,474	2.2%	20,102	2.1%
Consumer finance	124,525	122,956	—	0.0%	1,569	1.3%
Home equity and improvement	260,408	258,575	—	0.0%	1,833	0.7%
PCD loans	35,744	18,793	102	0.3%	16,849	47.1%

Total loans	$5,747,254	$5,498,672	$158,491	2.8%	$90,091	1.6%

June 30, 2021
One to four family residential real estate	$1,125,097	$1,114,219	$1,117	0.1%	$9,761	0.9%
Construction	830,822	815,429	15,393	1.9%	—	0.0%
Commercial real estate	2,393,591	2,217,858	132,099	5.5%	43,634	1.8%
Commercial	1,038,059	991,021	24,898	2.4%	22,140	2.1%
Consumer finance	117,764	116,137	—	0.0%	1,627	1.4%
Home equity and improvement	257,618	255,497	—	0.0%	2,121	0.8%
PCD loans	44,297	21,328	905	2.0%	22,064	49.8%

Total loans	$5,807,248	$5,531,489	$174,412	3.0%	$101,347	1.7%

September 30, 2020
One to four family residential real estate	$1,179,783	$1,176,565	$268	0.0%	$2,950	0.3%
Construction	580,060	556,918	23,142	4.0%	—	0.0%
Commercial real estate	2,304,147	2,164,495	108,011	4.7%	31,641	1.4%
Commercial	1,234,158	1,200,581	24,618	2.0%	8,959	0.7%
Consumer finance	128,057	127,937	—	0.0%	120	0.1%
Home equity and improvement	276,246	275,831	—	0.0%	415	0.2%
PCD loans	75,063	28,866	11,443	15.2%	34,754	46.3%

Total loans	$5,777,514	$5,531,193	$167,482	2.9%	$78,839	1.4%

Premier Financial Corp.
Non-GAAP Reconciliations

	Nine months ended
(In thousands, except per share and ratio data)	9/30/21	9/30/20	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020
Acquisition related charges (pre-tax)	$—	$17,295	$—	$—	$—	$2,190	$3,711
Less: Tax benefit of acquisition related charges	—	3,254	—	—	—	460	779

Acquisition related charges (after-tax)	$—	$14,041	$—	$—	$—	$1,730	$2,932
Total non-interest expenses	$116,223	$123,856	$39,045	$38,375	$38,803	$41,313	$43,563
Less: Acquisition related charges (pre-tax)	—	17,295	—	—	—	2,190	3,711
Less: FHLB prepayment charges(1)	—	1,407	—	—	—	—	1,407

Core non-interest expenses	$116,223	$105,154	$39,045	$38,375	$38,803	$39,123	$38,445
Acquisition related provision (pre-tax)	$—	$25,949	$—	$—	$—	$—	$—
Less: Tax benefit of acquisition related provision	—	5,449	—	—	—	—	—

Acquisition related provision (after-tax)	$—	$20,500	$—	$—	$—	$—	$—
Provision (benefit) for credit losses	$(9,061)	$51,014	$1,820	$(3,919)	$(6,963)	$(6,764)	$2,794
Less: Acquisition related provision (pre-tax)	—	25,949	—	—	—	—	—

Core provision (benefit) for credit losses	$(9,061)	$25,065	$1,820	$(3,919)	$(6,963)	$(6,764)	$2,794
Non-interest income	$62,133	$62,013	$18,314	$17,545	$26,275	$18,669	$25,000
Less: Securities gains (losses)	3,040	1,478	253	661	2,126	76	1,480

Non-interest income (excluding securities gains/losses)	$59,093	$60,535	$18,061	$16,884	$24,149	$18,593	$23,520
Tax-equivalent net interest income	$170,930	$153,805	$57,291	$56,889	$56,750	$55,218	$53,530
Non-interest income (excluding securities gains/losses)	59,093	60,535	18,061	16,884	24,149	18,593	23,520

Total revenues	230,023	214,340	75,352	73,773	80,899	73,811	77,050
Core non-interest expenses	$116,223	$105,154	$39,045	$38,375	$38,803	$39,123	$38,445

Core efficiency ratio	50.53%	49.06%	51.82%	52.02%	47.96%	53.00%	49.90%
Income (loss) before income taxes	$125,138	$40,181	$34,484	$39,708	$50,948	$39,087	$31,914
Add: Provision (benefit) for credit losses	(9,061)	51,014	1,820	(3,919)	(6,963)	(6,764)	2,794

Pre-tax pre-provision income	116,077	91,195	36,304	35,789	43,985	32,323	34,708
Add: Acquisition related charges (pre-tax)	—	17,295	—	—	—	2,190	3,711

Core pre-tax pre-provision income	$116,077	$108,490	$36,304	$35,789	$43,985	$34,513	$38,419
Average total assets	$7,473,203	$6,437,886	$7,529,100	$7,549,531	$7,338,886	$7,089,060	$6,935,783
Core pre-tax pre-provision return on average assets	2.08%	2.25%	1.91%	1.90%	2.43%	1.94%	2.20%
Net income (loss)	$100,741	$32,230	$28,360	$31,385	$40,996	$30,847	$25,655
Add: Acquisition related provision (after-tax)	—	20,500	—	—	—	—	—
Add: Acquisition related charges (after-tax)	—	14,041	—	—	—	1,730	2,932

Core net income	$100,741	$66,771	$28,360	$31,385	$40,996	$32,577	$28,587
Diluted shares - Reported	37,311	35,482	37,185	37,358	37,357	37,350	37,334
Add: Dilutive shares for core net income	—	—	—	—	—	—	—

Diluted shares - Core	37,311	35,482	37,185	37,358	37,357	37,350	37,334

Core diluted EPS	$2.70	$1.88	$0.76	$0.84	$1.10	$0.87	$0.77
Average total assets	$7,473,203	$6,437,886	$7,529,100	$7,549,531	$7,338,886	$7,089,060	$6,935,783
Core return on average assets	1.80%	1.39%	1.49%	1.67%	2.27%	1.83%	1.64%
Average total equity	$1,000,047	$881,932	$1,020,206	$1,006,757	$972,653	$946,223	$927,506
Core return on average equity	13.47%	10.11%	11.03%	12.50%	17.09%	13.70%	12.26%
Average total tangible equity	$654,072	$557,829	$675,875	$660,785	$624,996	$602,495	$576,457
Core return on average tangible equity	20.59%	15.99%	16.65%	19.05%	26.60%	21.51%	19.73%

Note: Year-to-date results include nine months of operations from UCFC compared to eight for comparable period in 2020.

(1) Represents prepayment penalties on FHLB early extinguishments funded by gains on securities sales that are excluded from revenues for efficiency ratio calculation.